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EXHIBIT 10.23




                                 August 10, 2000


Mr. Terry E. London
505 Belgrave Park
Nashville, TN 37215

Dear Terry:

         This letter is intended to summarize our agreement regarding your resignation as President and Chief Executive Officer and as a Director of Gaylord Entertainment Company and as a director and an officer of all Company subsidiaries or affiliates as of July 28, 2000 ("Effective Date").

         The Company agrees to provide certain payments and benefits to you in recognition of your service to the Company and in consideration for entering into this agreement. First, the Company will pay you a total of $1,000,000 in cash payable in one lump sum at the time of execution of this letter agreement or, if you so choose, in one or more deferred payments, provided that no payment would be made subsequent to March 14, 2001. The Company also agrees that all of the following vested stock options to purchase shares of the Company's common stock need to be exercised within 90 days of the Effective Date: 120,937 shares at a strike price of $10.17; 13,605 shares at a strike price of $25.05 and 12,957 shares at a strike price of $27.35. All other stock options granted to you by the Company and not previously vested or exercised are hereby terminated. The restricted stock grant of 7,500 shares made on March 20, 2000 will immediately vest and be available to you.

         For the 24-month period beginning July 28, 2000, the Company will provide you with medical and dental coverage based on your current elections under the Company's medical and dental plans. This will be provided to you at no premium cost. Any changes made to these medical and dental plans will apply as well to your coverages. If you obtain medical and/or dental coverage through another employer or source prior to the end of the 24-month period referred to above, the Company's coverage will then terminate. We would request that you notify the Company in the event such other coverage is obtained. At the end of the 24-month period you will be eligible for COBRA coverage at your own expense, should you so elect.

         For the 24-month period beginning July 28, 2000, you will be provided, at no charge to you, with a term life insurance policy in the amount of $1,350,000. If you obtain life insurance coverage through another employer prior to the end of the 24-month period, the Company's coverage will then terminate, and we would request that you notify the Company in the event such alternative coverage is obtained.

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Terry E. London
August 10, 2000
Page 2


         The Company will transfer to you title to the Company car in your possession on July 28, 2000. You will be responsible for payment of title transfer fees, sales tax and registration costs. You shall also be entitled to retain at no charge the personal computer, cellular telephone and Palm Pilot in your possession on July 28.

         Any other employee benefits or perquisites of employment to which you are entitled after the Effective Date will be paid or provided only in conformity with the provisions of the applicable Company employee benefit plans or policies. The premium payments, the transfer of the Company car, and the transfer of various smaller items to you should constitute taxable income to you. In addition, the Company will withhold from any amounts payable under this letter agreement all taxes or assessments as required by applicable federal, state or local laws or regulations.

         The foregoing payments and benefits have been provided in view of your past services to the Company and for the agreements you have made herein.

         In return for the foregoing, you have agreed to the following. You agree to maintain in strict confidence all confidential information, proprietary information and trade secrets of the Company (such as customer lists, sales and pricing data, and other competitive information) of which you became aware through or during your employment with the Company.

         Second, you do, both for yourself and for your dependents, successors, assigns, heirs, executors, and administrators, release and forever discharge the Company, its successors and assigns, and its officers, directors, agents, employees, shareholders, subsidiaries, and related or affiliated companies ("Releasees") from any and all claims, demands, damages, actions, and causes of action whatsoever (including claims for attorneys' fees) which you now have or may have in the future against the Releasees arising from or in any way related to your employment with the Company or your resignation of employment, including, but not limited to, claims for severance or other termination pay and benefits. This second undertaking by you is conditioned upon the Company's fulfillment of its obligations as set forth in this letter.

         Third, you will cooperate fully with the Company and with the Company's counsel in connection with any present or future actual or threatened litigation or administrative proceedings involving the Releasees relating to events or conduct occurring (or claimed to have occurred) during the period of your employment or related to your employment with the Company. This undertaking includes making yourself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony. You will, of course, be reimbursed for your reasonable travel, telephone, and similar expenses incurred in connection with such cooperation, which the Company shall endeavor to schedule at times not conflicting with the reasonable requirements of any future employer.

         You and the Company mutually agree not to disclose the terms of this letter agreement to any third party unless required by applicable law, regulation or judicial action.

         This letter agreement will inure to the benefit of and be binding upon the Company, its successors and assigns, and you and your heirs and personal representatives. It also reflects our final agreements with respect to your termination.

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Terry E. London
August 10, 2000
Page 3


         I have enclosed two originals of this letter agreement. If it accurately reflects our agreements, I would appreciate it if you would sign both of the enclosed copies and return a signed copy to my attention.

         I am grateful to you for your service to the Company. It was a pleasure to have been associated with you, and I sincerely wish you the best in all your future endeavors.

                                    Yours truly,


                                    /s/ E. K. Gaylord II
                                    -------------------------------------------
                                    E. K. Gaylord II


EKG/jjc
Enclosures


I acknowledge and agree to the terms of the foregoing letter.

/s/ Terry E. London
- ---------------------                        August 11, 2000
Terry E. London